Exhibit 99.1

TCR2 Therapeutics Announces Pipeline Priorities for 2023

• gavo-cel Phase 2 clinical trial now focused on ovarian cancer cohort with first meaningful durability data expected in 2H 2023

• Second-generation enhanced programs TC-510 and TC-520 prioritized with TC-510 Phase 1 clinical trial ongoing and first meaningful objective response data expected in 2H 2023

• Company to be streamlined with approximately 40 percent reduction in workforce

• Expected cash runway extended into early 2025 due to cost savings

CAMBRIDGE, Mass., January 5, 2023 – TCR2 Therapeutics Inc. (Nasdaq: TCRR), a clinical-stage cell therapy company with a pipeline of novel next-generation T cell therapies for patients suffering from solid tumors, today announced its pipeline priorities for 2023 as it concentrates resources on completing the ovarian cancer cohort in the Phase 2 clinical trial of gavo-cel and accelerating the development of its second-generation enhanced TRuC T-cell therapy programs, TC-510 and TC-520.

“We continue to operate in a very challenging capital market environment and we must therefore focus our resources on generating near-term clinical data in large-market therapeutic indications where we could see the greatest probability of commercial success,” said Garry Menzel, Ph.D., President and Chief Executive Officer of TCR2 Therapeutics. “The gavo-cel Phase 1 study provided strong clinical proof of concept for TRuC-T cells with partial responses observed in all indications treated and tumor regression in 93% of patients when used as a monotherapy. We are narrowing the focus of our ongoing Phase 2 study to evaluate gavo-cel solely in ovarian cancer in combination with checkpoint inhibitors and redosing strategies which we believe may increase the duration of benefit in patients. To ensure efficient use of our existing capital, we will gate subsequent material investment in gavo-cel on clinical data showing long-term durability of patient benefit and focus more on our second-generation enhanced programs which we believe will build upon the success of gavo-cel. This preserves our ability to generate meaningful clinical data in 2023 while investing in the future of the Company with additional enhancements and innovations.”

As part of the prioritization, the TCR2 Board of Directors approved a plan for the Company to reduce its workforce by approximately 40 percent and also adjust its manufacturing network. These cost-saving measures are expected to extend the Company’s cash runway into early 2025.

“We want to express our sincerest gratitude to the employees who will leave us in the restructuring and the important contributions they made to delivering TRuC-T cell therapies to cancer patients with advanced solid tumors,” added Dr. Menzel.

TC-510 is an enhanced version of gavo-cel that co-expresses a PD-1:CD28 chimeric switch receptor that the Company believes may lead to deeper responses and more durable benefit. TCR2 is currently treating patients in the Phase 1 study of TC-510 and expect to update with clinical data in 2H 2023.

TC-520 is the Company’s first TRuC-T cell targeting CD-70-expressing solid and liquid tumors which incorporates IL-15 pathway enhancements designed to improve T cell persistence. TCR2 is currently advancing TC-520 to Investigational New Drug (IND) status.

About TCR2 Therapeutics

TCR2 Therapeutics Inc. is a clinical-stage cell therapy company developing a pipeline of novel next generation T cell therapies for patients suffering from solid tumors. The Company is focused on the discovery and development of product candidates against novel and complex targets utilizing its proprietary T cell receptor (TCR) Fusion Construct T cells (TRuC®-T cells). The TRuC platform is designed to specifically recognize and kill cancer cells by harnessing signaling from the entire TCR, independent of human leukocyte antigens (HLA). For more information about TCR2, please visit www.tcr2.com.

Forward-looking Statements

This press release contains forward-looking statements and information within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “endeavor,” “potential,” “continue” or the negative of such words or other similar expressions can be used to identify forward-looking statements. These forward-looking statements include, but are not limited to, express or implied statements regarding the therapeutic potential of gavo-cel, TC-510 and TCR2’s other product candidates, including potential improvements in efficacy, safety and durability in the Phase 2 portion of the gavo-cel trial, expectations regarding future growth and prospects, future clinical development plans and anticipated timing of data updates, the development of the Company’s TRuC-T cells, their potential characteristics, applications and clinical utility, the potential therapeutic applications of the Company’s TRuC-T cell platform, TCR2’s expected cash runway, and expected cost savings related to the Company’s reduction in workforce.

The expressed or implied forward-looking statements included in this press release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: uncertainties inherent in clinical studies and in the availability and timing of data from ongoing clinical studies; whether interim and topline results from a clinical trial will be predictive of the final results of the trial; whether results from preclinical studies or earlier clinical studies will be predictive of the results of future trials; the expected timing of submissions for regulatory approval or review by governmental authorities, including review under accelerated approval processes; orphan drug designation eligibility; regulatory approvals to conduct trials or to market products; TCR2’s ability to maintain sufficient manufacturing capabilities to support its research, development and commercialization efforts, including TCR2’s ability to secure additional manufacturing facilities; TCR2’s ability to enroll patients in its clinical trials; whether TCR2’s cash resources will be sufficient to fund TCR2’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; the risk that TCR2 may not realize the anticipated cost savings related to its reduction in workforce; the impact of the COVID-19 pandemic on TCR2’s ongoing operations; and other risks set forth under the caption “Risk Factors” in TCR2’s most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and its other filings with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although TCR2 believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur.

Moreover, except as required by law, neither TCR2 nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements included in this press release. Any forward-looking statement included in this press release speaks only as of the date on which it was made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Media Contact:

Kathy Vincent

kathy@kathyvincent.com

Investor Contact:

Eric Sullivan

Chief Financial Officer

eric.sullivan@tcr2.com

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